SSgA Funds Management Inc.
One Lincoln Street
Boston, MA 02111
October 14, 2011
Ryan Louvar, Secretary
SPDR® Series Trust
One Lincoln Street
Boston, MA 02111
Dear Mr. Louvar:
     This letter serves to inform the Trust that SSgA Funds Management, Inc. (“SSgA FM”), has contractually agreed to waive a portion of its management fee for SPDR® Nuveen S&P High Yield Municipal Bond ETF (the “Fund”) and/or reimburse expenses to the extent necessary to limit the Fund’s total annual operating expenses to 0.45% (before application of any extraordinary expenses or acquired fund fees). This waiver will remain in effect until October 31, 2012 and shall automatically renew for successive annual periods, unless SSgA FM provides notice to the Fund of its intent not to renew at least ten (10) business days prior to the start of the next annual period. The terms of the waiver are subject to the terms and conditions of the Amended and Restated Investment Advisory Agreement, dated September 1, 2003 and as amended from time to time, between the Trust and SSgA FM. This waiver letter supersedes and replaces the waiver letter dated April 12, 2011 with respect to the Fund.

SSgA Funds Management, Inc.
By:	/s/ James Ross
	Name:	James Ross
	Title:	President

SPDR Series Trust
By:	/s/ Ryan Louvar
	Name:	Ryan Louvar
	Title:	Secretary